Exhibit 99.1

FORM OF INSTRUCTIONS FOR USE OF SUBSCRIPTION RIGHTS CERTIFICATES

CRYOPORT, INC.

The following instructions relate to the rights offering by Cryoport, Inc., a Nevada corporation (the “Company”), pursuant to which the Company is distributing non-transferable subscription rights (the “Rights”) to all holders of record (the “Stockholders”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and to all holders of record (the “Warrantholders”) of the Company’s warrants (the “Warrants”), at 5:00 p.m., New York City time, on [•], 2016 (the “Record Date”). The Rights and Common Stock are described in the Company’s prospectus, dated [•], 2016 (the “Prospectus”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Prospectus.

In connection with the rights offering, each Stockholder will receive one Right for each share of Common Stock owned, and each Warrantholder will receive one Right for each share of Common Stock into which the Warrants held by them were exercisable, at the time of the Record Date. Each Right will entitle a holder to purchase one share of Common Stock at a subscription price of $[•] per full share, subject to proration as described in the Prospectus (the “Basic Subscription Privilege”). If any shares of Common Stock available for purchase in the rights offering are not purchased by other holders of Rights pursuant to the exercise of their Basic Subscription Privilege (the “Excess Shares”), any Rights holder that exercises its Basic Subscription Privilege in full may subscribe for a number of Excess Shares pursuant to the terms and conditions of the rights offering, subject to availability and proration as described in the Prospectus (the “Over-Subscription Privilege”).

Pursuant to the terms of the rights offering, the Rights may only be exercised for a maximum of [•] shares, or $10,000,000 of subscription proceeds.

The Rights will expire if they are not exercised by 5:00 p.m., New York City time, on [•], 2016, unless the Company extends the rights offering period as set forth in the Prospectus (as it may be extended, the “Expiration Time”).

The Rights will be evidenced by non-transferable Rights certificates (the “Rights Certificates”). The number of Rights to which you are entitled is printed on the face of your Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Rights Certificate and returning the certificate to the subscription agent (as described in Instruction 1 below) in the envelope provided.

YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS, TOGETHER WITH ANY RELATED DOCUMENTS THE COMPANY PROVIDES TO YOU, BEFORE MAKING A DECISION TO EXERCISE YOUR RIGHTS TO PURCHASE SHARES OF COMMON STOCK.

YOUR RIGHTS CERTIFICATE, OR NOTICE OF GUARANTEED DELIVERY, AND SUBSCRIPTION PRICE PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE BASIC SUBSCRIPTION PRIVILEGE PLUS THE FULL SUBSCRIPTION PRICE FOR ANY ADDITIONAL SHARES OF COMMON STOCK SUBSCRIBED FOR PURSUANT TO THE OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, ON OR BEFORE THE EXPIRATION TIME. ONCE YOU EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE OR THE OVER-SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME WILL EXPIRE.

1.	Exercise of Rights

To exercise Rights, complete your Rights Certificate and send the properly completed and executed Rights Certificate evidencing such Rights (with any signatures required to be guaranteed so guaranteed), together with payment in full of the applicable subscription price, to Continental Stock Transfer & Trust Company, the subscription agent for the rights offering, on or prior to the Expiration Time at the address below.

Payment of the subscription price will be held in a segregated account to be maintained by the subscription agent. All payments must be made in U.S. dollars:

(a)	by check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to “[•]” or

(b)	by wire transfer of immediately available funds, to the account maintained by the subscription agent for purposes of accepting subscriptions in the rights offering at [•]. Any wire transfer should clearly indicate the identity of the subscriber who is paying the subscription price by wire transfer.

Payments will be deemed to have been received upon (i) clearance of any uncertified check, (ii) receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order or (iii) receipt of collected funds in the account designated in (b) above. If paying by uncertified personal check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Rights holders who wish to pay the subscription price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier's check, money order or wire transfer of funds.

By making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Rights Certificate on your behalf.

The Rights Certificate (or, if applicable, Notice of Guaranteed Delivery as described below) and payment of the subscription price, must be delivered to the subscription agent by hand delivery, first class mail or courier service to:

Continental Stock Transfer & Trust Company

Attn: Corporate Actions Department

17 Battery Place

New York, New York 10004

DELIVERY TO AN ADDRESS OTHER THAN THAT ABOVE WILL NOT CONSTITUTE VALID DELIVERY.

If you wish to exercise your Rights, but you do not have sufficient time to deliver your Rights Certificate to the subscription agent on or prior to the Expiration Time, you may cause a written guarantee substantially in the form of Annex A to these instructions (the “Notice of Guaranteed Delivery”), from a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or from a commercial bank or trust company having an office or correspondent in the United States or from a bank, shareholder, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, (each, an “Eligible Institution”), to be received by the subscription agent on or prior to the Expiration Time, together with payment in full of the applicable subscription price. Such Notice of Guaranteed Delivery must state:

•	your name;

•	the number of subscription rights represented by your Rights Certificate(s), the number of shares of Common Stock for which you are subscribing pursuant to the Basic Subscription Privilege, and the number of shares of Common Stock for which you are subscribing pursuant to the Over-Subscription Privilege, if any; and

•	your guarantee that you will deliver to the subscription agent your Rights Certificate(s) evidencing the Rights you are exercising within three (3) business days following the date of the Notice of Guaranteed Delivery.

If this procedure is followed, the properly completed Rights Certificate(s) evidencing the Rights being exercised must be received by the subscription agent within three (3) business days following the date of the Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may be delivered to the subscription agent in the same manner as Rights Certificates at the address set forth above. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the subscription agent at the address set forth above, or by calling the Information Agent or by calling Georgeson Inc., the information agent for the rights offering, at (800) 903-2897 (toll free).

If you do not indicate the number of Rights being exercised, or do not forward full payment of the subscription price, then you will be deemed to have exercised your Rights with respect to the maximum number of whole Rights that may be exercised with the aggregate subscription price you delivered to the subscription agent. If your aggregate subscription price is greater than the amount you owe for exercise of your Basic Subscription Privilege in full, you will be deemed to have exercised your Over-Subscription Privilege to purchase the maximum number of shares of Common Stock with your over-payment.

If we do not apply your full subscription price payment to your purchase of shares of Common Stock, the excess subscription payment received by the subscription agent will be returned to you, without interest, as soon as practicable.

2.	Issuance of Common Stock

The following deliveries and payments will be made to the address shown on the face of your Rights Certificate, unless you provide instructions to the contrary in your Rights Certificate.

•	Basic Subscription Privilege. As soon as practicable after the Expiration Time and the valid exercise of Rights, the subscription agent will mail to each exercising Rights holder certificates (physical, electronic or book-entry form) representing shares of Common Stock purchased pursuant to the Basic Subscription Privilege.

•	Over-Subscription Privilege. As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the rights offering as set forth in the Prospectus have been effected, the subscription agent will mail to each Rights holder that validly exercises the Over-Subscription Privilege certificates (physical, electronic or book-entry form) representing the number of shares of Common Stock, if any, allocated to such Rights holder pursuant to the Over-Subscription Privilege.

•	Excess Cash Payments. As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the rights offering as set forth in the Prospectus have been effected, any excess subscription payments received by the Subscription Agent Price will be returned, without interest, as soon as practicable.

3.	No Sale or Transfer of Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone.

4.	Execution

•	Execution by Registered Holder. The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the subscription agent in its sole and absolute discretion, must present to the subscription agent satisfactory evidence of their authority to so act.

•	Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the subscription agent dispenses with proof of authority.

•	Signature Guarantees. Your signature must be guaranteed by an Eligible Institution if you specify special payment or delivery instructions.

5.	Method of Delivery

The method of delivery of Rights Certificates and payment of the subscription price to the subscription agent will be at the election and risk of the Rights holder. If you elect to exercise your Rights, the Company urges you to consider using a certified or cashier’s check, money order, or wire transfer of funds to ensure that the subscription agent receives your funds prior to the Expiration Time. If you send an uncertificated check, payment will not be deemed to have been received by the subscription agent until the check has cleared, but if you send a certified check, bank draft drawn upon a U.S. bank, a postal, telegraphic or express money order or wire or transfer funds directly to the subscription agent’s account, payment will be deemed to have been received by the subscription agent immediately upon receipt of such instruments and wire or transfer. Any personal check used to pay for shares of Common Stock must clear the appropriate financial institutions prior to the Expiration Time. The clearinghouse may require five or more business days. Accordingly, holders that wish to pay the subscription price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure such payment is received and clears by such date.

6.	Special Provisions Relating to the Delivery of Rights through the Depository Trust Company

In the case of Rights that are held of record through The Depository Trust Company (“DTC”), exercises of the Basic Subscription Privilege and of the Over-Subscription Privilege may be effected by instructing DTC, or having your broker instruct DTC, to transfer your Rights from your account to the account of the subscription agent, together with certification as to the aggregate number of Rights exercised subscribed for pursuant to the Basic Subscription Privilege and the number of Unsubscribed Shares and the number of shares of Common Stock you are subscribing for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege (if any) and your full subscription payment.

7.	Form W-9

Each Rights holder who elects to exercise Rights should provide the Subscription Agent with a correct Taxpayer Identification Number on Form W-9 (Request for Taxpayer Identification Number and Certification), a copy of which is included herein as Annex B. Additional copies of the Form W-9 may be obtained upon request from the Subscription Agent at the address set forth above or by calling Georgeson Inc., the information agent for the rights offering, at (800) 903-2897 (toll free). Failure to provide the information on the form may subject such holder to penalties for each such failure and to U.S. federal income tax backup withholding (currently at a 28% rate) with respect to distributions that may be paid by the Company on shares of Common Stock purchased upon the exercise of Rights (for those holders exercising Rights).

ANNEX A

ANNEX B